Exhibit 99.1

Brink’s Home Security Holdings, Inc. 8880 Esters Blvd. Irving, TX 75063 Tel. 972.871.3500 Fax 972.871.3339

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Investor Relations

972.871.3130

BRINK’S HOME SECURITY HOLDINGS, INC. REPORTS FIRST QUARTER

2009 FINANCIAL RESULTS

Delivers growth in revenue, operating profit, earnings per share, and net subscribers

Diluted EPS of $0.33, inclusive of a $0.05 litigation charge and $0.02 for new brand development costs

Monthly recurring revenue (“MRR”) rose 8.4 percent from the year-ago quarter to $41.5 million

Ending subscribers increased 5.7 percent compared to the same quarter in the prior year

First quarter annualized customer disconnect rate was 7.1 percent

IRVING, Texas, May 6, 2009 – Brink’s Home Security Holdings, Inc. (NYSE: CFL), a premier provider of monitored security services in North America, today reported financial results for the first quarter ended March 31, 2009.

“Brink’s Home Security posted solid results in the quarter. We continued to grow our monthly recurring revenue and our subscriber base while generating positive cash flow,” said Bob Allen, president and chief executive officer of Brink’s Home Security. He continued, “For the full year, we expect to deliver steady growth in our monthly recurring revenue and subscriber base despite some continued pressure on the customer disconnect rate. We are very excited about the launch of our new brand identity early in the third quarter which will lay the foundation for continued growth into the future.”

First Quarter Results

Revenue for the first quarter of 2009 was $136.0 million, representing an increase of 6.4 percent from $127.8 million recorded in the same period one year ago. The increase in revenue was primarily due to continued growth in the subscriber base and higher average monitoring rates, partially offset by a decline in revenue in our new construction business.

GAAP Results

Operating profit was $25.1 million, an increase of 18.4 percent from $21.2 million in the first quarter of 2008. The improvement was due primarily to the increase in size of the subscriber base and a reduction in royalty rate charged to the Company by its former parent. Historically, the royalty rate had been approximately 7 percent of revenue, but decreased to approximately 1.25 percent of revenue beginning November 1, 2008. Operating profit in the first quarter was adversely impacted by $1.1 million of expense associated with the Company’s new brand initiative and a $4.0 million non-cash charge associated with an unfavorable jury award in a recent lawsuit, which the company intends to appeal. First quarter 2009 operating profit margin was 18.5 percent, up from 16.6 percent in the comparable quarter in 2008.

Net income for the first quarter of 2009 was $15.2 million and diluted earnings per share were $0.33, representing an increase of 18.8 percent from net income of $12.8 million and pro forma earnings per share of $0.28 in the same period last year. (The terminology ‘pro forma earnings per share’ is used in conjunction with the financial results for the first quarter 2008 since the Company was not public at that time and the fully diluted number of shares outstanding are, therefore, calculated on a ‘pro forma’ basis.) The increase in net income was primarily due to the lower royalty expense incurred in the first quarter of 2009 and, to a lesser extent, the profit impact of the larger subscriber base, partially offset by the previously referenced litigation charge and new brand development expenses. The $4.0 million litigation charge reduced net income by $2.4 million or $0.05 per share in the quarter. Brand development expenses reduced net income by $1.0 million or $0.02 per share.

Non-GAAP Results

Monthly recurring revenue (“MRR”) rose 8.4 percent during the quarter to $41.5 million, primarily driven by a 5.7% increase in ending subscribers and a 2.5% increase in recurring revenue per customer (see Non-GAAP Reconciliations for a reconciliation of MRR to reported revenue).

Historically, the company paid its former parent a royalty of 7 percent on revenues in the United States and 3 percent on revenues in Canada. On November 1, 2008, the royalty rate changed to approximately 1.25 percent of revenues and will continue to be calculated on that basis until the earlier of October 31, 2011, or when the company ceases the use of the Brink’s brand name and terminates its brand license agreement.

The table below portrays the non-GAAP financial measures as if the royalty rate had been approximately 1.25 percent of revenue for both periods presented. In addition, the Company incurred new brand development expenses in the first quarter of 2009 of $1.0 million (after-tax), the effect of which has been excluded from the following table:

	Three Months Ended March 31,
(In millions, except per share data)	2009	2008
Non-GAAP Operating Profit	$26.2	$28.3
Non-GAAP Net Income	$16.2	$17.1
Non-GAAP Earnings per share - diluted	$0.35	$0.37

Non-GAAP operating profit in the first quarter of 2009 includes the effect of the $4.0 million previously referenced litigation charge. Non-GAAP net income in the first quarter of 2009 was reduced by $2.4 million, or $0.05 per share, due to the litigation charge.

Adjusted EBITDA from recurring services rose to $78.4 million compared to $77.0 million in the year-ago quarter (see Non-GAAP Reconciliations for a reconciliation of adjusted EBITDA from recurring services to operating profit). Adjusted EBITDA from recurring services was reduced $4 million by aforementioned litigation charge.

Please see the attached schedules for a more detailed explanation of these non-GAAP measures and a reconciliation of these non-GAAP measures to their closest GAAP counterparts.

Other Information

Brink’s Home Security ended the quarter with net subscriber additions of approximately 19,700 as compared to approximately 25,700 in the same quarter last year. The Company installed over 43,000 new customer systems during the first quarter of 2009 compared to approximately 44,600 installations in the same period one year ago. The lower volume of installations is reflective of the continued weakness in the overall economy and housing market.

The annualized disconnect rate for the first quarter was 7.1 percent, up from 6.1 percent in the prior year. The increase is the result of more customers requesting termination of service and an increase in financial write offs of customer accounts. Customers continue to cite household financial pressure as a major reason for terminating service.

The effective income tax rate for the first quarter was 39.7 percent, compared to 39.0 percent in the prior year period.

Capital expenditures totaled $47.2 million in the first quarter of 2009 compared to $45.8 million in the comparable quarter of the prior year.

As of March 31, 2009, cash and cash equivalents totaled $83.0 million, an increase of $19.4 million from December 31, 2008. The Company also has no long-term debt and has not borrowed on its credit facility.

The Company is progressing with its new brand initiative and anticipates spending approximately $25 million in new brand development costs in calendar year 2009. In the first quarter of 2009, the Company spent $1.1 million on this initiative and anticipates spending approximately $2 million in the second quarter. The new brand will be introduced early in the third quarter of 2009. Brand development spending in the second half of 2009 will be dependent upon the reception and awareness of the new brand subsequent to its introduction. The Company currently expects to spend between $10 million and $12 million in each of the third and fourth quarters.

Previously, the Company had indicated that it expected the aggregate incremental brand initiative spending to range between $100 and $150 million over a 24 to 36 month period beginning with the introduction of the new brand. The Company has now reduced that estimate, anticipating the range to be between $70 and $120 million. The Company expects to fund the branding initiative using cash on hand and cash generated from operations.

Financial Outlook

For full year 2009, the Company expects revenue growth to be in the mid to upper single digit range, driven by mid single digit growth in the subscriber base. The Company expects growth in GAAP operating profit. The full year disconnect rate is expected to be between 7.8 percent and 8.3 percent.

Conference Call

At 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday May 6, 2009, the Company will host a conference call to discuss first quarter 2009 results. Interested parties can listen to the conference call by dialing 888-713-4216 (domestic) or 617-213-4868 (international) using pass code 71642562, or via live webcast at www.investors.brinkshomesecurity.com under the ‘Investor Information’ tab. Please dial-in at least five minutes prior to the start of the call. Dial-in replay will be available through May 13, 2009 by calling 888-286-8010 (domestic) or 617-801-6888 (international) using the replay pass code 78295431. A webcast replay will also be available at www.investors.brinkshomesecurity.com.

Forward Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. We disclaim any intention to, and undertake no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to risks inherent in our Spin-off from our former parent corporation, including increased costs and reduced profitability associated with operating as an independent company, the demand for our products and services, the ability to identify and execute further cost and operational improvements and efficiencies in our core business, the actions of competitors, our ability to successfully develop and market a new brand, our ability to identify strategic opportunities and integrate them successfully, our ability to maintain subscriber growth, the number of household moves, the level of home sales or new home construction, potential instability in housing credit markets, our estimated reconnection experience, our ability to cost-effectively develop or incorporate new systems or technology in a timely manner, our ability to balance the cost of acquiring customers with the profit from serving existing customers, our ability to keep disconnect rates relatively low, the availability and cost of capital, and general business conditions. For additional risks and uncertainties that could impact our forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including but not limited to the discussion under “Risk Factors” therein, filed with the SEC, which you may view at www.sec.gov.

About Brink’s Home Security Holdings, Inc.

Brink’s Home Security Holdings, Inc. (NYSE: CFL), headquartered in Irving, Texas, is one of the premier providers of security system monitoring services for residential and commercial properties in North America. Brink’s Home Security operates in more than 250 metropolitan areas and services more than 1.3 million customers across the United States and Canada. For more information about Brink’s Home Security, please visit www.brinkshomesecurityholdings.com or www.brinkshomesecurity.com.

Brink’s Home Security was spun-off as an independent publicly-traded company on October 31, 2008. The new company began trading “regular way” on the New York Stock Exchange on November 3, 2008 under the symbol “CFL,” which reflects the Company’s mission statement of creating “Customers for Life”.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2009	2008
Revenues	$136.0	127.8

Expenses:
Cost of revenues (a)	65.2	69.9
Selling, general and administrative expenses	45.5	36.7

Total expenses	110.7	106.6
Other operating income (expense), net	(0.2)	0.0

Operating profit	25.1	21.2

Interest expense		(0.2)
Interest and other income, net	0.1

Income before income taxes	25.2	21.0
Provision for income taxes	10.0	8.2

Net income	$15.2	12.8

Earnings per common share (b):
Basic	$0.33	0.28
Diluted	0.33	0.28

Weighted-average common shares Outstanding (b) :
Basic	45.8	45.8
Diluted	45.9	45.9

(a)	Cost of Revenues includes royalty expense charged to the Company by its former parent company for use of the Brink’s brand name. The rate utilized for fiscal 2008 for the months January through October was a rate of 7 percent of revenues in the United States and 3 percent of revenues outside the United States. However, for the months of November and December 2008, the rate utilized was approximately 1.25 percent of revenues for both within and outside of the United States. Similarly, the rate used for the first quarter of 2009 was approximately 1.25 percent of revenues and will continue to be approximately 1.25 percent until the earlier of October 31, 2011 or when the Company ceases the active use of the Brink’s brand name.
(b)	For the period ended March 31, 2009, basic earnings per share (“EPS”) is computed by dividing net income by the weighted average number of common shares outstanding for the period ended March 31, 2009. Diluted EPS is calculated in a similar manner, but includes the dilutive effect of actual stock options and restricted stock units outstanding as of March 31, 2009. Basic and diluted earnings per share as of March 31, 2008 were computed on a pro forma basis using the average number of shares of the Company’s common stock outstanding from October 31, 2008 to December 31, 2008. The number of diluted shares used in the calculation is based on the number of shares of the Company’s common stock outstanding plus the estimated potential dilution that could have occurred if options and restricted stock units granted under the Company’s equity-based compensation arrangements were exercised or converted into the Company’s common stock.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Supplemental Financial Information

(Unaudited)

	Three Months Ended March 31,
($ in Millions, except subscriber and disconnect data)	2009	2008
Profit from recurring services	$51.5	46.9
Investment in new subscribers	(26.4)	(25.7)

Operating profit	$25.1	21.2

Monthly recurring revenues (a)	41.5	38.3

Adjusted EBITDA from recurring services (a),(c)	$78.4	77.0

Depreciation and amortization	$22.2	20.6

Capital expenditures	$47.2	45.8

Other cash flow information:
Impairment charges from subscriber disconnects	$14.0	11.9
Amortization of deferred revenue	(9.3)	(8.6)
Deferral of subscriber acquisition costs (current year payments)	(5.5)	(6.3)
Deferral of revenue from new subscribers (current year receipts)	10.3	12.0

Number of subscribers (in thousands):
Beginning of period	1,301.6	1,223.9
Installations	43.0	44.6
Disconnects	(23.3)	(18.9)

End of period	1,321.3	1,249.6
Average number of subscribers	1,310.8	1,236.4

Disconnect rates:
Expressed as an annualized percentage:	7.1%	6.1%

Annualized percentage excluding multi-family disconnects (b):	7.1%	5.9%

Trailing twelve month disconnect rate:	7.8%	6.9%

(a)	See “Non-GAAP Reconciliations” below.
(b)	Multi-family disconnects do not have a material impact on the income statement
(c)	Adjusted EBITDA from recurring services as presented is adjusted for the change in the royalty rate (see Non-GAAP reconciliation in attached schedules). Adjusted EBITDA from recurring services in the first quarter of 2009 includes the effect of the $4 million (non-cash) litigation charge.

Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures

(Unaudited)

Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each non-GAAP financial measure used in this earnings release and related conference call, webcast or slide presentation to the most directly comparable GAAP financial measure.

Certain of these measures differ from GAAP in that they exclude certain amounts of royalty expense incurred by the company on a historical basis. Historically, the company paid its former parent company a royalty of 7% on revenues in the United States and 3% on revenues in Canada. On November 1, 2008, the royalty rate changed to approximately 1.25% of revenues and will continue to be calculated on that basis until the earlier of October 31, 2011 or when the company ceases using the name “Brink’s” in its brand name. In deriving the non-GAAP financial measures, the historical royalty rate was calculated using a rate of approximately 1.25% and adjusting for the related tax effect. Additionally, for the first quarter 2009, the company derived non-GAAP measures by adjusting for new brand development costs incurred (and the related tax effect, where appropriate) in association with the development of the company’s new brand identity. The company uses two other non-GAAP financial measures: Monthly Recurring Revenue (“MRR”) and Adjusted EBITDA from recurring services. MRR differs from GAAP in that certain revenue components, which are included in GAAP revenue, are excluded from the calculation of MRR. These components include certain revenues that are received by the company but that are not pursuant to monthly contractual billing arrangements and also the amortization of deferred revenue related to active subscriber accounts as well as recognition of deferred revenue related to subscriber accounts that disconnect. Adjusted EBITDA from recurring services differs from GAAP in that in addition to the royalty normalization noted above there are also certain adjustments made to add back non-cash expenses as well as to make reductions for other non-cash income items. The company’s basis for these adjustments is described below.

Management uses these non-GAAP measures for internal reporting and forecasting purposes, when publicly providing its business outlook, and to evaluate the company’s performance. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods when evaluating the company’s historical and prospective financial performance. In addition, the company has historically provided certain of this or similar information and understands that some investors and financial analysts find this information helpful in analyzing the company’s margins, net income and comparing the company’s financial performance to that of its peer companies and competitors.

The company believes that the presentation of non-GAAP measures provide investors and financial analysts with a consistent basis for comparison across accounting periods and, therefore, are useful to investors and financial analysts in helping them to better understand the company’s operating results and underlying operational trends.

These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may differ from the non-GAAP information used by other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP (such as operating profit, net income and earnings per share) and should not be considered measures of the company’s liquidity.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

NON-GAAP RECONCILIATIONS

(Unaudited)

Monthly Recurring Revenues

The following table reconciles MRR to revenues, its closest GAAP counterpart:

	Three Months Ended March 31,
(In millions)	2009	2008
Monthly recurring revenues for March (“MRR”) (a)	$41.5	38.3
Amounts excluded from MRR:
Amortization of deferred revenue (b)	3.2	2.9
Other revenues (c)	1.0	1.6

Revenues for March on a GAAP basis:	$45.7	42.8
January – February	90.3	85.0

Revenues for January – March on a GAAP basis	$136.0	127.8

(a)	MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)	Includes amortization of deferred revenue related to active subscriber accounts as well as recognition of deferred revenue related to subscriber accounts that disconnect.
(c)	Revenues that are not pursuant to monthly contractual billings, including revenues from such sources as ad-hoc field service calls, product sales and installation fees not subject to deferral, terminated contract penalty billings for breached contracts, pass-through revenue (alarm permit fees, false alarm fines, etc.) and partial month revenues recognized from customers who disconnected during the last month of the period and are therefore not included in MRR. This amount is reduced for adjustments recorded against revenue (primarily customer goodwill credits and other billing adjustments), and for the amount included in MRR for new customers added during the last month of the period for those portions of the month for which revenues were not recognized for such customers.

MRR is a non-GAAP financial measure used in this press release and related conference call and webcast. The company uses MRR, a non-GAAP measure, to evaluate performance. The company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security alarm business produces. This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of operations.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

NON-GAAP RECONCILIATION

(Unaudited)

Adjusted EBITDA from recurring services

The following table shows the reconciliation of a non-GAAP financial measure, Adjusted EBITDA from recurring services, to the most directly comparable GAAP financial measure, Operating Profit. Adjusted EBITDA from recurring services is used in this press release and may be used in the related conference call and webcast.

	Three Months Ended March 31,
(In millions)	2009	2008
Adjusted EBITDA from recurring services (a),(b)	$78.4	77.0
Less: Adjustment to normalize royalty rate (c)	(0.0)	(6.2)
Less: Depreciation and amortization	(22.2)	(20.6)
Less: Impairment charges from subscriber disconnects	(14.0)	(11.9)
Plus: Amortization of deferred revenue	9.3	8.6

Recurring services operating profit	51.5	46.9
Less: Investment in new subscribers	(26.4)	(25.7)

Operating Profit	$25.1	21.2

(a)	Adjusted EBITDA from recurring services is adjusted for the change in the royalty rate and is calculated as if the royalty rate had been approximately 1.25% of revenue for all periods presented.
(b)	In the first quarter of 2009, Adjusted EBITDA from recurring services includes the effect of the $4.0 million (non-cash) litigation charge.
(c)	For comparison purposes in this table, the first quarter 2008 was adjusted to reflect the current royalty rate of 1.25%. At this rate, the full adjustment for that quarter would have been $7.1 million, $0.9 million of which was allocated to investment in new subscribers and is therefore excluded from this adjustment. The resulting adjustment of $6.2 million is shown in the table.

Note: Figures may not tie due to rounding.

Brink’s Home Security Holdings, Inc.

and subsidiaries

Non-GAAP Financial Measures Reconciliation

(In millions, except per share data – unaudited)

The following tables show the non-GAAP financial measures used in this press release and related conference call and webcast reconciled to the most directly comparable GAAP financial measures.

	Three Months Ended March 31,
(In millions)	2009	2008
GAAP operating profit	$25.1	21.2
Add: Adjustment to royalty rate (a)	0.0	7.1
Add: Brand Development Expenses	1.1	0.0

Non-GAAP operating profit (b)	$26.2	28.3

GAAP net income	$15.2	12.8
Add: Adjustment to royalty rate (a)	0.0	7.1
Add: Brand Development Expenses	1.1	0.0
Less: Tax effects of adjustments	(0.1)	(2.8)

Non-GAAP net income (b)	$16.2	17.1

GAAP earnings per share – diluted	$0.33	0.28
Add: Adjustment to royalty rate (a)	0.00	0.15
Add: Brand Development Expenses	0.02	0.00
Less: Tax effects of adjustments	(0.00)	(0.06)

Non-GAAP earnings per share – diluted (b)	$0.35	0.37

(a)	The Company’s results of operations include a royalty expense that was charged to the Company by its former parent company for use of the Brink’s brand name. The rate utilized for fiscal year 2008 for the months January through October was a 7% rate in the United States and 3% outside of the United States. However, for the months of November and December 2008, the rate used was approximately 1.25% of revenue for both within and outside the United States.
(b)	Non-GAAP figures for the first quarter of 2009 as presented in the table above include the $4.0 million litigation charge associated with the unfavorable jury award in a recent lawsuit. The charge represents a $.05 reduction to per share earnings on a diluted basis.

Note: Figures may not tie due to rounding.